Exhibit 21

Subsidiaries of the Registrant

As of November 20, 2013

Subsidiary	State or Jurisdiction of Incorporation or Organization	Name Under Which Does Business (if different)
Keurig, Incorporated	Delaware

GMCR Canada Holding Inc.	New Brunswick, Canada